Exhibit 10.1

Confidential

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT is made this 21st day of December 2007, by and between Tully’s Coffee Asia Pacific, Inc., a Nevada Corporation, as the General Partner (“TCAP”) and Asia Food Culture Management Pte Ltd, a Singapore company, as Limited Partner (“AFCM”).

Explanatory Statement

The business and purposes of the Partnership are to expand the Tully’s brand throughout the territories designated under the October 12, 2007 license agreement with Tully’s Coffee Corporation (“Tully’s”), including, but not limited to, franchise activities, the opening of Company-operated and or franchised stores, selling coffee, ready to drink beverages, and related activities (“Franchise Activities”), and such other businesses and purposes as the Partners may from time to time determine in accordance with Section 8 of this Agreement. In order to accomplish their aforesaid desires, the parties hereto desire to join together in a United States limited partnership, registered in the state of Washington, under and pursuant to the Washington Uniform Limited Partnership Act, RCW 25.10, as amended from time to time (the “Act”).

NOW THEREFORE, in consideration of their mutual promises, covenants, and agreements, and the Explanatory Statement, which Explanatory Statement is incorporated by reference herein and made a substantive part of this Partnership Agreement, the parties hereto do hereby promise, covenant and agree as follows:

SECTION 1. DEFINITIONS

Throughout this Limited Partnership Agreement, and unless the context otherwise requires, the word or words set forth below within the quotation marks shall be deemed to mean the words which follow them:

1.1 “Affiliate” – Each Person who and entity which, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Partner, each officer and director of a Partner and each other person having decision-making authority for a Partner.

1.2	“Agreement” – This Limited Partnership Agreement.

1.3 “Bankruptcy” – The filing by a Partner of a petition commencing a voluntary case under the Bankruptcy Code; a general assignment by a Party for the benefit of creditors; an admission in writing by a Partner of his inability to pay his debts as they become due; the filing by a Partner of any petition or answer in any proceeding seeking for himself or consenting to, or acquiescing in, any insolvency, receivership, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation, or the filing by a Partner of an answer or other pleading

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admitting or failing to deny, or to contest, the material allegations of the petition filed against him in any such proceeding; the seeking or consenting to, or acquiescence by a Partner in, the appointment of any trustee, receiver, or liquidator of him, or any part of his property; and the commencement against a Partner of an involuntary case under the Bankruptcy Code, or a proceeding under any receivership, composition, readjustment, liquidation, insolvency, dissolution or like law or statute, which case or proceeding is not dismissed or vacated within 60 days.

1.4 “Capital Account” – The account established for each Partner on the books of the Partnership pursuant to Section 5.5. Any reference to the Capital Account of a Partner shall include the Capital Account of a predecessor holder of the interest of the Partner, or a proportionate share of that Capital Account if the Partner has succeeded to less than all of the predecessor’s interest.

1.5 “Capital Contribution” – The total amount of money and the fair market value of property (net of liabilities secured by such property that the Partnership is considered to assume or take subject to under Code Section 752) actually contributed to the Partnership by each Partner pursuant to the terms of this Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the interest of the Partner.

1.6 “Certificate” – The separate certificate of limited partnership which is required, under RCW 25.10.080, to be executed and filed in the office of the Secretary of State to form the Partnership as a limited partnership under the laws of the State.

1.7 “Code” – the Internal Revenue Code of 1986, as amended; and “Regulations” means the Treasury Regulations promulgated under the Code.

1.8 “General Partner” – TCAP, any person or other entity substituted for it, and any additional General Partner admitted to the Partnership pursuant to this Agreement.

1.9 “Limited Partner” – AFCM, any Persons or other entity substituted for him, and any additional Limited Partners admitted to the Partnership pursuant to this Agreement.

1.10	“Partner” – Either a General Partner or Limited Partner.

1.11	“Partnership” – This limited partnership.

1.12 “Partnership Interest” – For any Partner, the number of Units owned by the Partner divided by the aggregate number of Units owned by all Partners.

1.13 “Persons” – Individuals, partnership, corporations, unincorporated associations, trusts, estates and any other type of entity.

1.14	“Secretary of State” – The secretary of state of the State.

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1.15 “State” – The State of Washington.

1.16 “Managing General Partner” – The Managing General Partner as set forth in Section 8.1.3.

1.17 “Unit” – An interest in the Partnership which entitles the holder to that percentage of each item of the Partnership’s gain, income, loss, deduction, credit, or other tax items which is equal to one (1) divided by the total number of Units owned by all Partners considered in the aggregate.

1.18 “Days” and “Business Days” – All references to “days” shall mean actual days. All references to “business days” shall mean Monday through Friday. Both definitions shall exclude national holidays in the United States for the purposes of tolling timelines.

SECTION 2. ORGANIZATION

2.1 Formation. The parties agree to form a limited partnership pursuant to the terms and conditions contained in this Agreement. Except as otherwise provided in this Agreement, the rights and liabilities of the Partners will be governed by the Act.

2.2 Name. The name of the Partnership shall be Tully’s Coffee Asia Pacific Partners, LP.

2.3 Principal Place of Business, Registered Office, and Agent. The principal office and place of business of the Partnership (the “Office”) shall be located at 3100 Airport Way South, Seattle, WA 98134. The Partnership shall have such other or additional offices as the Partners may, from time to time, determine in accordance with Section 8 of this Agreement. The General Partner may from time to time designate a different principal place of business or establish additional places of business either within or outside the State. If the General Partner establishes a place of business outside the State, it will be required to qualify the Partnership to conduct business as a limited partnership in any such foreign jurisdiction. The Partnership will maintain an office at its principal place of business at which it will maintain all records it is required to maintain pursuant to RCW 25.10.050. The General Partner will be the Partnership’s agent for service of process in the State. The General Partner’s address for that purpose will be the address of the Partnership’s principal place of business. The General Partner may from time to time designate a different registered agent by filing with the Secretary of State an amendment to the Certificate in the manner required by the Act.

2.4 Certificate of Limited Partnership; Fictitious-Name Statements. The General Partner will execute the Certificate and cause it to be filed in the office of the Secretary of State, as required by the Act. In addition, the General Partner will execute, and cause to be filed in the appropriate offices, any fictitious-name or doing-business statements or registrations that may be required by the laws of any state, and any other certificates or documents the General Partner deems necessary or appropriate to comply with the requirements for qualification and operation of limited partnerships under the laws of the

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State or of any locality or any other jurisdiction in which the Partnership does business or owns property. Any such statement, registration, certificate, or document may be executed on behalf of any Partner by its attorney-in-fact.

SECTION 3. PURPOSES

3.1 Business and Purpose. The business and purposes of the Partnership are to expand the Tully’s brand throughout the territories set forth in Exhibit A hereto (each a “Territory” and collectively, the “Territories”), including, but not limited to, the Franchise Activities, the opening of franchise stores, franchise kiosks, the opening and operating of retail stores owned in part or in whole by the Partnership, the wholesale sale of coffee, ready to drink beverages and other Tully’s-branded products, and related activities, and such other businesses and purposes as the Partners may from time to time determine in accordance with Section 8 of this Agreement and as may be permitted under licenses and other agreements from Tully’s Coffee Corporation and its affiliates. Such businesses and purposes may be conducted directly by the Partnership, and they may be conducted through one or more corporations or other entities established and owned by the Partnership.

3.2 Authority of the Partnership. The Partnership may also do and engage in any and all other things and activities and have all powers incident to the said expansion, or any part or parts thereof, including, by way of illustration and not by way of limitation, arranging for and delivering contracts of sale, deeds, leases, deeds of trust, ground leases, mortgages, notes and other evidence of indebtedness, security agreements, and other security instruments; entering into agreements for the licensing, franchising, sale, and development of the Tully’s brand; and doing all things reasonably incident to the development and management of the Tully’s brand.

SECTION 4. TERM

The Partnership shall commence upon the date of this Agreement, as set forth above. Unless sooner terminated pursuant to the further provisions of this Agreement, the Partnership shall continue in perpetuity throughout the activities set out in Section 3, and may continue past that time if so agreed.

SECTION 5. CAPITAL CONTRIBUTIONS

5.1 Capital Commitments. Each Partner, upon admission to the Partnership, shall be deemed to have made a “Capital Commitment” equal to the following US dollar amounts set forth after their respective names. The Capital Commitment of a Partner shall represent the maximum aggregate amount of cash and property that such Partner shall be required to contribute to the capital of the Partnership and without such Partner’s consent, shall not be changed during the term of the Partnership.

General Partner	$9,000,000.00
Limited Partner	$6,000,000.00

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5.1.1 General Partner’s Capital Contribution. General Partner’s Capital Contribution shall be due and payable at the time of the General Partner’s admission to the Partnership in the form of the following, which, for the purpose of this Agreement, the parties have agreed the value shall be $9,000,000.00:

•

Assignment of General Partner’s rights and interest in the License Agreement, which includes a provision for Roasting Rights, dated as of October 12, 2007 with Tully’s Coffee Corporation (the “Tully’s License Agreement”).

5.1.2 Limited Partner’s Capital Contribution. Limited Partner’s initial Capital Contribution shall be in the form of $250,000 cash and a promissory note for $2,750,000 payable to the Partnership in the form attached hereto as Exhibit B, due and payable at the time of the Limited Partner’s admission to the Partnership (“Limited Partner’s Initial Capital Contribution”).

5.1.3 Limited Partner’s Additional Capital Contribution. Capital Contributions in respect of and in proportion to (but not to exceed) the Limited Partner’s remaining Capital Commitment shall be due and payable no later than March 31, 2008 (the “Commitment Period”), provided however, that General Partner, in its sole discretion, may accept such additional Capital Contributions by Limited Partner at any time prior to the Commitment Period.

5.1.4 Failure to Make Capital Contributions.

(a) Event of Default. If Limited Partner fails to make all or any portion of a Capital Contribution when due, then it shall (i) be deemed a “Defaulting Limited Partner” and the following provisions of this Section 5.1.4 shall apply. The General Partner, in its sole and absolute discretion, may choose not to designate Limited Partner as a Defaulting Limited Partner and may agree to waive or permit the cure of such default, subject to such conditions as the General Partner and Limited Partner may agree upon.

(b) Interest of Overdue Amounts. A Defaulting Limited Partner may, in the sole discretion of the General Partner, be required to pay to the Partnership interest on the past due amount at an annual rate equal to 10 percent (10%), compounded monthly (which interest shall be treated as income of the Partnership and not as a Capital Contribution by the Defaulting Limited Partner) from the date such balance was due and payable through the date full payment for such contribution is actually made.

(c) Loss of Voting Rights. The General Partner may, in is sole discretion, declare that whenever the vote, consent or decision of a Limited Partner or of the Partners is required or permitted pursuant to this Agreement, except

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as required by the Act, a Defaulting Limited Partner shall not be entitled to participate in such vote or consent, or to make such decision, and such vote, consent or decision shall be tabulated or made as if such Defaulting Limited Partner were not a Partner.

(d) Additional Remedies. If a Defaulting Limited Partner fails to make all or any portion of a Capital Contribution within ten (10) business days after the original due date thereof, the General Partner shall give the Defaulting Limited Partner written notice of the failure. The Defaulting Limited Partner shall then have ten (10) business days to remedy such failure. If the Defaulting Limited Partner fails to remedy such default within such ten (10) business day period, then the General Partner may elect to impose any one or more of the following remedies:

(i) The General Partner may reduce such Defaulting Limited Partner’s Capital Account balance by the interest due under Section 5.1.4(b);

(ii) The General Partner may cause the Partnership to commence proceedings against the Defaulting Limited Partner to collect the due and unpaid Capital Contribution as well as (x) the interest due under Section 5.1.4(b); and (y) the expenses of collection including attorneys fees. Any such amounts collected in excess of the Defaulting Limited Partner’s due and unpaid Capital Contribution shall be deemed for purposes of this Agreement to be income of or a reimbursement to the Partnership, as appropriate, and shall not be treated as a Capital Contribution by the Defaulting Limited Partner;

(iii) The General Partner may designate one or more Persons (with the prior consent of such Person or Persons) to assume responsibility for (A) the due and unpaid portion of the Defaulting Limited Partner’s Capital Commitment or (B) the entire unpaid portion of the Defaulting Limited Partner’s Capital Commitment, and to assume and succeed to all of the rights of the Defaulting Limited Partner’s interest in the Partnership attributable to such portion of the Defaulting Limited Partner’s Capital Commitment;

(iv) The General Partner may cancel all or any portion of the Defaulting Limited Partner’s unpaid Capital Commitment and adjust the Capital Account balances of the Partners to cause the Capital Account balance of each Partner to reflect, as closely as possible, the profit and losses allocations that would have been made if the Defaulting Limited Partner’s Capital Commitment had at no time included the canceled portion thereof; and

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(v) The General Partner may declare the Defaulting Limited Partner a Defaulting Partner under Section 16.1.

(e) Remedies are Cumulative. The foregoing remedies are cumulative and in addition to and not in limitation of any other right or remedy of the Partnership provided by law or under this Agreement.

5.2 Reduction of General Partner’s Capital Contribution. Upon the completion of General Partner’s Capital Contribution and as Limited Partner makes Limited Partner’s Initial Capital Contribution and Limited Partner’s Additional Capital Contribution as provided above, the Partnership shall pay the General Partner (or to Tully’s on its behalf) in one or more installments totaling $3,000,000 in cash to reduce the value of the General Partner’s Capital Contribution amount and the General Partner’s Capital Account will be accordingly adjusted. The entire amount of Limited Partner’s Initial Capital Contribution and Limited Partner’s Additional Capital Contribution shall be paid to General Partner (or to Tully’s on its behalf) when and as received by the Partnership, until the total of such payments to General Partner is $3,000,000. After payment to General Partner of a total of $3,000,000 from Limited Partner’s Initial Capital Contribution and Limited Partner’s Additional Capital Contribution and corresponding adjustments to the General Partner’s Capital Account, the finalized Capital Contributions of the General Partner shall be:

General Partner	$6,000,000.00

5.3 Except as specifically provided in this Agreement, or as otherwise provided by and in accordance with law to the extent such law is not inconsistent with this Agreement, no Partner shall have the right to withdraw or reduce his or her contributions to the capital of the Partnership.

5.4 Capital Accounts. The Partnership will establish and maintain on its books a separate Capital Account for each Partner. The initial balance of the General Partner’s Capital Account will be the amount of the General Partner’s initial contribution. The initial balance of the Limited Partner’s Capital Account will be the amount of the Limited Partner’s Initial Capital Contribution. Each Partner’s Capital Account balance will be increased by the Partner’s additional Capital Contributions, by any amounts contributed by the Partner to the Partnership in exchange for additional Units and by the Partner’s distributive share of Partnership income and gain. Each Partner’s Capital Account balance will be decreased by the Partner’s distributive share of Partnership loss and expense, and by all distributions to the Partner of cash or other property. Each Capital Account will be maintained in accordance with the rules of Section 1.704-1 and Section 1.704-2 of the Regulations, which provisions are incorporated in the Agreement by this reference.

5.5 Right to Cure Partner Defaults. In the event that any Partner (the “Partner-in-Default”) defaults on an obligation that is secured by a security interest in such Partner’s Partnership Interest (a “Secured Obligation Default”), the Partnership and the other

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Partner shall have the right but not the obligation to pay all such amounts (each the “Cure Amount”) as may be necessary to cure any Secured Obligation Default. The Partnership shall have the first option to pay any Cure Amount. If the Partnership does not pay the Cure Amount within the lesser of (a) ten (10) days of receiving written notice of a Secured Obligation Default or (b) the time period permitted for the payment of the Cure Amount under the applicable agreement or document, then the other Partner shall have the right to pay the Cure Amount. In the event that either the Partnership or the other Partner elect to pay the Cure Amount, such payment shall be deemed to be a loan (each a “Secured Obligation Default Loan”) from the Partnership and/or the other Partner, as applicable, to the Partner-in-Default (the “Secured Obligation Default”). Any such Secured Obligation Default Loan shall bear interest at rate equal to fifteen percent (15%) per annum until repaid in full. In addition, until a Secured Obligation Default Loan has been repaid in full by the Partner-in-Default, any and all distribution, dividends or other cash payments otherwise owed to the Partner-in-Default by the Partnership, including without limitation, with respect to General Partner, royalty payable to the General Partner under the Tully’s License Agreement, shall be paid to the Partnership and/or the other Partner, as applicable, who has made the Secured Obligation Default Loan to the Partner-in-Default. Secured Obligation Default Loans shall be due and payable upon written demand. If the Partner-in-Default fails to pay a Secured Obligation Default Loan upon written demand, the party making the Secured Obligation Default Loan shall have the right to pursue all legal remedies available against the Partner-in-Default in order to recover immediate payment of the Secured Obligation Default Loan. Nothing contained in this Section 5.5 is or shall be deemed to be for the benefit of any person or entity other than the other Partner and the Partnership, and no such person or entity shall under any circumstances have any right to compel any actions or payments by the Partner-in-Default. If any Partner becomes a Partner-in-Default, or determines in its reasonable judgment that there is an imminent probability that the Partner will become a Partner-in-Default, the Partner shall notify the Managing General Partner and the other Partners in the Partnership. The provisions of this Section 5.5 are applicable notwithstanding any other provision in this Agreement.

SECTION 6. ALLOCATION OF PROFITS AND LOSSES

6.1 General Rule. After completion of each Partner’s Capital Commitments, as adjusted as provided herein, the percentages of Partnership Interest of each of the Partners shall be as follows:

TCAP	50%
AFCM	50%

6.2 Except as provided in Section 7.3. of this Agreement, for purposes of Sections 702 and 704 of the Code, or the corresponding provisions of any future federal internal revenue law, or any similar tax law of any applicable state or jurisdiction, the determination of each Partner’s distributive share of all items of income, gain, loss, deduction, credit or allowance of the Partnership for any period or year shall be made in accordance with, and in proportion to, such Partner’s percentage of Partnership Interest as it may then exist.

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6.3 Transferred Units. For any taxable year of the Partnership, the portion of any item of income, gain, profit, or loss that is allocable to any Unit which has been transferred during the year in accordance with the provisions of this Agreement will be allocated between the transferor and the transferee of the Unit, based upon the number of days during the year that each was the owner of the Unit pursuant to the provisions of this Agreement. Except as provided in the last sentence of this Section 6.3, the allocation between transferor and transferee will be made without regard to when the item, or any portion of the item, was actually realized by the Partnership, and without regard to whether cash distributions were made to the transferor or transferee of the Unit. Notwithstanding any suggestion to the contrary in this Section 6.3, any item of income, gain, profit, or loss attributable to the sale or other disposition of Partnership assets that is allocable to a Unit that has been transferred will be allocated to the record owner of the Unit as of the time of the sale or other disposition.

SECTION 7. DISTRIBUTION OF PROFITS

7.1 Net Cash From Operations. The net cash from operations of the Partnership shall be distributed at such times as may be determined by the Partners in accordance with Section 8 of this Agreement among the Partners in proportion to their respective percentages of Partnership Interest, provided, however, that no amount of net cash from operations shall be distributed during any fiscal year of the Partnership until after the Partnership has paid any required installment of the aggregate purchase price pursuant to a right or option of the Partnership to acquire all of the Partnership Interest of a Partner, if any such right or option has been exercised by the Partnership, as provided in Sections 13, 15, or 16 hereof.

7.2 Definition. As used in this Section 7, the term “net cash from operations” shall mean:

7.2.1 The taxable income of the Partnership for federal income tax purposes as shown on the books of the Partnership, increased by (a) the amount of depreciation and amortization deductions taken in computing such taxable income and (b) any non-taxable income or receipts of the Partnership, and reduced by (i) payments upon the principal of any installment obligations, mortgages or deeds of trust respecting Partnership assets or of other Partnership debts, and (ii) such expenditures for capital improvements or replacements, such reserves for said improvements and replacements and such reserves for repairs and to meet anticipated expenses and for working capital as the Partners, in accordance with Section 8 of this Agreement, shall deem to be reasonably necessary in the efficient conduct of the business; plus

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7.2.2 Any excess funds resulting from the placement, or excess of refinancing of, any mortgages or deeds of trust on Partnership property or the encumbrancing or financing of such property in any other manner; plus

7.2.3 Any other funds (including amounts previously set aside for reserves by the Partners, in accordance with Section 8 of this Agreement, to the extent the Partners, in accordance with Section 8 of this Agreement, no longer regard such reserves as reasonably necessary in the efficient conduct of the Partnership business) deemed available for the distribution by the Partners, in accordance with Section 8 of this Agreement.

7.2.4 In determining the amount of net cash from operations any negative balances in any category described in Section 7.2.1., 7.2.2. and 7.2.3. shall be netted against the positive balances in the other such categories. Cumulative negative or positive balances shall be carried forward.

7.3 Partnership Asset Dispositions. In addition to the distributions pursuant to Section 7.1. of this Agreement, upon any sale, transfer or other disposition of any capital asset of the Partnership (hereinafter referred to as a “Disposition”), the proceeds of such Disposition shall first be applied to the payment or repayment of any selling or other expenses incurred in connection with the Disposition and to the payment of any indebtedness secured by the asset subject to the Disposition immediately prior thereto; all proceeds remaining thereafter (the “Net Proceeds”) shall be retained by the Partnership or be distributed, at such time or times as shall be determined by the Partners in accordance with Section 8 of this Agreement to the Partners in proportion to their respective percentages of Partnership Interest; provided, however, that for purposes of Sections 702 and 704 of the Code, or the corresponding provisions of any future federal internal revenue law, or any similar tax law of any applicable state or jurisdiction, each Partner’s distributive share of all items of income, gain, loss, deduction, credit or allowance in respect of any such Disposition shall be made and based upon such Partner’s basis in such capital asset.

SECTION 8. MANAGEMENT OF THE PARTNERSHIP BUSINESS

8.1 Management of the Partnership. Except to the extent that the consent of the Limited Partners is required by Section 8.4.2 and as otherwise provided in this Agreement, the Managing General Partner will have the right to make all decisions respecting the management, operation and control of the Partnership business. Except as otherwise provided in this Agreement or the Act, the Managing General Partner will have all rights and powers and will be subject to the restrictions of a partner in a partnership without limited partners.

8.1.1 General Partner’s Duty of Care. In carrying out its duties and exercising its powers under this Agreement, the Managing General Partner will be required to exercise reasonable skill, care, and business judgment. General Partner will be deemed to be exercising reasonable care and business judgment in relying on the

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advice of counsel or public accountants experienced in a particular matter, and will not be liable to the Partnership or any Partner for any action taken or omitted on behalf of the Partnership in good faith and in reliance on any such advice.

8.1.2 Managing Director. The Managing General Partner shall have the right to delegate management tasks to a managing director to manage and supervise the operations and business of the Partnership in accordance with this Agreement and applicable law, subject to the consent of the Limited Partner pursuant to Section 8.4.2 below (the “Managing Director”).

8.1.3 Managing General Partner. The Managing General Partner shall be selected annually from the General Partners by the General Partners as the primary voice and leader of the General Partners. In the event there is only one General Partner, then the single General Partner will be the Managing General Partner. When there are two or more General Partners, the Managing General Partner will be chosen by consensus of the General Partners. The Managing General Partner will be required to have the consent of the other General Partners in the same circumstances where the consent of the Limited Partners is required pursuant to Section 8.4.2.

8.2 Conflicts of Interest. Nothing herein contained shall be construed to appoint any Partner the agent of another Partner, except as expressly provided herein. Except as expressly provided herein, nothing in this Agreement shall be construed in any manner to limit the Partners’ freedom to carry on of their own respective businesses or activities. Any of the Partners, or any agent, servant or employee of any of the Partners, may engage in and possess any interest in other businesses or ventures of every nature and description, independently or with other persons, whether or not, directly or indirectly, in competition with the business or purpose of the Partnership, and neither the Partnership nor any of the Partners shall have any rights, by virtue of this Agreement or otherwise, in and to such independent ventures or the income or profits derived therefrom, or any rights, duties or obligations in respect thereof. This section does not, and may not be interpreted to, reduce the duty of loyalty owed to the Partnership by any Partner by law or by the terms of this Agreement.

8.3 General Partner’s Undertakings. The Partners shall devote to the conduct of the Partnership business so much of their respective time as may be reasonably necessary for the efficient operation of the Partnership business.

8.3.1 Initial Public Offering. The Partners acknowledge the desirability of undertaking an initial public offering of the Partnership on an internationally recognized stock exchange (an “IPO”), that an IPO would be in the best interest of the Partnership and the Partners, and undertake to engage an underwriter to assess, prepare and underwrite an IPO at such time as the Partners believes the business and financial condition of the Partnership will support a successful offering, subject to the approval of the Limited Partner under Section 8.4.2.

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8.3.2 Tully’s License Agreement. The General Partner covenants to enforce to the fullest extent of the law all of the Partnership’s rights under the exclusive license agreement between the General Partner and Tully’s Coffee Corporation dated October 12, 2007 as assigned to the Partnership pursuant to an Assignment Agreement dated December 14, 2007 (the “Tully’s License Agreement”).

8.4 Limitations on Authority of General Partner. Notwithstanding anything to the contrary in this Agreement:

8.4.1 The General Partner has no authority to perform any action in violation of any applicable law or regulation, or in contravention to this Agreement, or encumber Partnership property for anything other than a Partnership purpose.

8.4.2 Special Voting Rights of the Limited Partners. Notwithstanding anything to the contrary in this Agreement, any action by the General Partner on any of the following items (each, a “Major Decision”) shall require the consent of the Limited Partner, which consent shall not be unreasonably withheld:

(i)	Make any capital expenditure in any single transaction in excess of the greater of (a) US $250,000 or (b) 10% of the Partners’ Capital Accounts at the time of the expenditure;

(ii)	Incur, refinance or guarantee any debt out of the ordinary course of business;

(iii)	Admit one or more additional or substitute Partners;

(iv)	Consolidate or merge with or into any other entity, or the sale, lease, exchange, mortgage, pledge, transfer or license of all or substantially all of the assets of the Partnership;

(v)	Dissolution and winding up of the Partnership;

(vi)	Cause the Partnership to seek protection from creditors under federal or state bankruptcy or insolvency laws;

(vii)	Adopt the annual business and financial plans of the Partnership;

(viii)	Change the nature of the Partnership business;

(ix)	Enter a transaction involving an actual or potential conflict of interest between the General Partner and the Partnership or the Limited Partner;

(x)	Amend this Agreement or the Certificate;

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(xi)	Allow the use of the name of the Limited Partner to be used in the name of the Partnership or in the business of the Partnership (however, Limited Partner may not use the name “Tully’s” or any derivative of “Tully’s” or the name of the Partnership in the name of Limited Partner);

(xii)	Appoint or remove the Managing Director of the Partnership;

(xiii)	Make a distribution of Partnership assets or profits or adopt a plan of distribution with respect thereto;

(xiv)	Appoint an underwriter for purposes of evaluating the potential for an initial public offering of the Partnership;

(xv)	Appoint a master franchisee with rights to establish and operate Tully’s branded stores for any country within the Territories;

(xvi)	Alter, modify, amend, terminate or grant a waiver under the Tully’s License Agreement.

8.5 Rights and Obligations of Limited Partner.

8.5.1 Management of the Partnership. No Limited Partner may take part in the management or control of the business of the Partnership or transact any business in the name of the Partnership. No Limited Partner, in its capacity as such, has the power or authority to bind the Partnership or to sign any agreement or document in the name of the Partnership. The Limited Partner, in its capacity as such, will have no vote on matters related to the operation of the Partnership or its business other than as set forth in this Agreement or as required by law.

8.5.2 Liability of Limited Partners. A Limited Partner will be liable for, and will have the duty to pay as and when due, its Capital Commitment. Except for such Capital Commitment, a Limited Partner will not be required to make any further contributions or loans to the Partnership, and will not be personally liable for any obligations of the Partnership.

8.5.3 Special Restrictions for AFCM. Beyond and in addition to the terms of this Agreement, AFCM must adhere to the following restrictions at all times in order to remain a Limited Partner absent express written consent of the General Partner. Any failure to do so will be considered a default under 16.1.3.

(i) To change the management company of AFCM to a Person other than Kouta Matsuda or Person controlled by Kouta Matsuda either through the ownership of securities or by contract (a “Controlled Entity”), approval of the General Partner must be sought and received in writing a minimum of 30 days in advance. The General Partner shall be given a minimum of 30 days to make this decision.

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(ii) Kouta Matsuda or a Controlled Entity shall have the sole power to manage, operate and control the affairs of AFCM.

(iii) AFCM may not make investments that would be considered a competitive conflict of interest to the Partnership or the partners.

(iv) Investors in AFCM or a Controlled Entity must not be: (a) engaged in the retail coffee business, (b) a person or entity of questionable moral or financial character, or (c) a person or entity who would place the Partnership in violation of United States law, such as the Patriot Act.

8.6 Advisory Board. The Partnership shall form an Advisory Board to serve solely in an advisory capacity to the Partnership and to assist the Partnership in setting and achieving its strategic objectives. The Advisory Board will consist of the Managing Director, two (2) members selected by General Partner and two (2) members selected by Limited Partner. The Advisory Board shall have no authority to manage, direct or act for the Partnership. Compensation for the Advisory Board shall be zero dollars ($0) unless otherwise agreed by the Partners.

SECTION 9. SALARIES

Unless otherwise agreed by the Partners in accordance with Section 8 of this Agreement, no Partner shall receive any salary for services rendered to or for the Partnership.

SECTION 10. LEGAL TITLE TO PARTNERSHIP PROPERTY

Legal title to the property of the Partnership shall be held in the name of the Partnership, unless all of the Partners consent to its being held in another matter. It is expressly understood and agreed that the manner of holding title to property (or any part thereof) of the Partnership is solely for the convenience of the Partnership, and that all such property shall be treated as Partnership property subject to the terms of this Agreement. Notwithstanding the above, the Partnership shall not invest in United States real property holding companies or hold United States real property interests.

SECTION 11. BANKING

All revenue of the Partnership shall be deposited regularly in the Partnership savings and checking accounts at such bank or banks as shall be selected by the General Partner or its delegate, and the signatures of such Persons shall be honored for banking purposes, other than the extension of credit to, or the borrowing of money by or on behalf of, the Partnership.

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SECTION 12. FISCAL YEAR, AUDITS

Accurate and complete books of account shall be kept by General Partner for the Partners and entries promptly made therein of all of the transactions of the Partnership, and such books of account shall be open at all times to the inspection and examination of the Partners. The books shall be kept on the basis of accounting selected by the accountant regularly servicing the Partnership and the fiscal year of General Partner shall be fiscal year of the Partnership. An audit of the Partnership, unless otherwise agreed by the Partnership, in accordance with Section 8 of this Agreement, shall be made as of the closing of each fiscal year of the Partnership by the accountants who shall then be engaged by the Partnership. The auditor selected for the Partnership must be acceptable to the auditor used by the General Partner.

SECTION 13. TRANSFER OF PARTNERSHIP INTEREST AND PARTNERSHIP RIGHTS

No Partner shall hypothecate, pledge or otherwise create a security interest over any part or all of its Units in the Partnership except upon the written consent of the other Partners. Except as otherwise provided in Sections 13, 14, 15 and 16 hereof, no Partner (hereinafter referred to as the “Offering Partner”) shall, during the term of the Partnership, sell, convey, assign or otherwise transfer (hereinafter collectively referred to as a “Transfer”) any part or all of his Units in the Partnership to any other person (a “Transferee”). Each Partner proposing to Transfer all or a portion of its Units in the Partnership (hereinafter referred to as the “Offered Interest”) shall first offer the Offered Interest on the same terms and conditions as those offered to the Transferee to the Partnership, and secondly, to the other Partners, in a manner as follows:

13.1 The Offering Partner shall give the Partnership and each Partner written notice of the Transferor’s intention to make a Transfer (the “Transfer Notice”). The Transfer Notice which shall contain (i) the number of Units comprising the Offered Interest, (ii) the identity of the prospective Transferee, (iii) the consideration to be paid for the Offered Interest (the “Transfer Purchase Price”), and (iv) the material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Transferor has received a bona fide firm offer from the prospective Transferee and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement related to the proposed Transfer.

13.1.2 If the Partnership desires to purchase all or any part of the Offered Interest, the Partnership must, within a thirty (30) day period (the “Partnership Refusal Period”) commencing on the date of receipt of the Transfer Notice, give written notice of its election to purchase the Offered Interest equal to the Transfer Purchase Price. To the extent the Partnership elects not to purchase any of the Offered Interest, the remaining Offered Interest may be purchased by the other Partners as set forth below. A failure by the Partnership to exercise its right of first refusal within the Partnership Refusal Period shall be deemed a waiver of such right.

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13.1.3 Within five (5) days after the earlier of (i) receipt by the Transferor of notice from the Partnership pursuant to Section 13.1.2 above, and (ii) the expiration of the Partnership Refusal Period, the Transferor will give written notice (the “Second Transfer Notice”) to the other Partners specifying either (A) that all or a portion of the Offered Interest was subscribed by the Partnership exercising its right of first refusal, and setting forth the number of Units comprising the Offered Interest not subscribed for by the Partnership, if any, or (B) that the Partnership waived its right to purchase any of the Offered Interest.

13.1.4 To the extent the Partnership does not purchase all of the Offered Interest pursuant to Section 13.1.2 above, each Partner (excluding the Transferor) shall have an option for a period of thirty (30) days (the “Partner Refusal Period”) from the receipt of the Second Transfer Notice to submit notice of its irrevocable commitment to elect to purchase its respective pro rata share of the remaining Offered Interest at a price per Unit equal to Transfer Purchase Price, and subject to the same material terms and conditions as described in the Transfer Notice.

13.1.5 Each Partner may exercise such purchase option and, thereby, purchase all or any portion of its pro rata share of the remaining Offered Interest, by notifying the Transferor and the Partnership in writing, before expiration of the Partner Refusal Period as to the number of such Offered Interest which it wishes to purchase. For the purposes of this clause (ii), each Holder’s “pro rata” share of the remaining Offered Interest shall be a fraction of such remaining Offered Interest, of which the number of Units owned by such Partner on the date of the Second Transfer Notice shall be the numerator and the total number of Units held by all Partners (excluding the Transferor) on the date of the Second Transfer Notice shall be the denominator.

13.1.6 If any Partner fails to exercise its right to purchase its full pro rata share of the remaining Offered Interest, the Transferor shall deliver written notice within five (5) days after the expiration of the Partner Refusal Period to any Exercising Partner (as defined below) specifying the number of unpurchased Offered Interest. Each Partner that exercises in full its right of first refusal under clause (ii) above (an “Exercising Partner”) shall have a right of re-allotment, and may exercise an additional right to purchase such unpurchased Offered Interest by notifying the Transferor and the Partnership in writing within ten (10) days after receipt of the notice by the Transferor pursuant to the prior sentence of this subsection (iii); provided, however, that if the Exercising Partners desire to purchase in aggregate more than the number of such unpurchased Offered Interest, then such unpurchased Offered Shares will be allocated to the extent necessary among the Exercising Partners in accordance with their relative pro rata shares.

13.1.7 If any Holder gives the Transferor notice that it desires to purchase its pro rata share of the Offered Interest and, as the case may be, its re-allotment, then payment for the Offered Interest shall be by check or wire transfer, against delivery of the Offered Interest to be purchased at a place agreed by the parties and at the time of the scheduled closing therefor, which shall be no later than sixty (60) days after the Holder’s receipt of the Second Transfer Notice.

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13.2 If the Partnership or the other Partners fail to accept the Offer or, if the Offer is accepted by the Partnership or the other Partners and the Partnership or the other Partners fail to purchase all of the Offered Interest at the Transfer Purchase Price within the time and in the manner specified in this Section 13, then the Offering Partner shall be free, for a period (hereinafter referred to as the “Free Transfer Period”) of sixty (60) days from the occurrence of such failure, to transfer the Offered Interest to the proposed Transferee identified in the Transfer Notice on the terms contained therein; subject only to any additional restrictions on such Transfer that may be imposed by this Agreement or any other agreement. Any such Transferee, upon acquiring the Offered Interest, shall automatically be bound by the terms of this Agreement and shall be required to join in, execute, acknowledge, seal and deliver a copy of this Agreement as a result of which he shall become an additional party hereto. If the Offering Partner shall not transfer the Offered Interest within the Free Transfer Period, his right to transfer the Offered Interest free of the foregoing restrictions shall thereupon cease and terminate.

13.3 No transfer made pursuant to this Section 13 shall dissolve or terminate the Partnership or cause the Partnership to be wound-up, but instead, the business of the Partnership shall be continued as if such Transfer had not occurred.

13.4 Notwithstanding any other section of this agreement, no Partner may transfer a portion or the entirety of the control of themselves as a corporate entity, through stock or otherwise, without the express consent of the Partners (“Indirect Transfer”). Should such an Indirect Transfer occur without consent, the transferee shall have no rights of management in the Partnership through the partner entity, nor shall they have the ability to bind the Partnership through the partner entity. This provision shall not apply to the following (the “Acceptable Indirect Transfers”):

13.4.1 A transfer or a series of transfers through which a party or parties other than Tully’s acquire a total of not more than 49% ownership interest in General Partner, provided that the transferee and any affiliates are not engaged in the retail coffee business, is not a person of questionable moral or financial character, is not a person who would be otherwise considered of nefarious character, and is not a person who would place the Partnership in violation of United States law, such as the Patriot Act; or

13.4.2 A transfer or a series of transfers of equity securities in AFCM, provided that the transferee or recipient of the newly issued equity securities and any affiliates are not: (a) engaged in the retail coffee business, (b) a person or entity of questionable moral or financial character, (c) a person or entity who would be otherwise considered of nefarious character, (d) a person or entity who would place the Partnership in violation of United States law, such as the Patriot Act, and (e) Kouta Matsuda or a Controlled Entity maintains his or its position and power to manage, operate and control the affairs of AFCM.

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An Acceptable Indirect Transfer may only proceed after 30 days advance written notice to the other Partner. The other non-transferring Partner may, at its discretion, question the validity of the transferee under this section. In the event the validity of the transferee is questioned, the transfer must be placed on hold until the non-transferring Partner issues a decision with respect to the transfer under this section.

13.5 In the event of any unapproved or forced transfer, the transferee’s interest shall be limited to an economic interest in the Partnership, defined as the economic right to receive distributions whenever made by the Partnership and the Partner’s allocable share of taxable income, gain, loss, deduction, and credit (the “Economic Rights”). Any transfer of Economic Rights will not include any right to participate in management of the Partnership, including any right to vote, consent to, and will not include any right to information on the Partnership or its operations or financial condition. Following any transfer of only the Economic Rights of a Partner’s Interest in the Partnership, the transferring Partner’s power and right to vote or consent to any matter submitted to the Partners will be eliminated, and the Ownership Interests of the remaining Partners, for purposes only of such votes, consents, and participation in management, will be proportionately increased until such time, if any, as the transferee of the Economic Rights becomes a fully substituted Partner.

SECTION 14. ALTERATION OF THE TULLY’S BRAND

14.1 In the event that (a) a single third party entity acquires more than 50% ownership of Tully’s, through acquisition, merger or otherwise, and, within eighteen (18) months of closing on such transaction, announces its intention to close or change the brand identity of the company-operated stores which comprised 50% or more of the number of Tully’s company-operated outlets in the U.S., or (b) during any eighteen (18) month period during the term of this Agreement, Tully’s closes or changes the brand identity of the company-operated stores which comprised 50% or more of the number of Tully’s company-operated outlets in the U.S., operating at the commencement of such eighteen (18) month period; the following may occur:

14.1.1 Limited Partner may purchase all of General Partner’s Partnership Interest in order to continue operating in substantially the same manner under the License Agreement. In this event, Limited Partner may initiate a Negotiated Buy-Sell transaction as set forth in Section 18 of this Agreement and General Partner will have thirty (30) days from the date a Final Appraised Value is obtained in which to consummate the purchase.

14.1.2 Limited Partner may sell its Partnership Interest to General Partner, pursuant to a Negotiated Buy-Sell transaction as set forth in Section 18 of this Agreement and General Partner will have thirty (30) days from the date a Final Appraised Value is obtained in which to consummate the sale.

14.1.3 Limited Partner may sell all of its Partnership Interest, subject to a right of first refusal by General Partner pursuant to Sections 13.1 and 13.2 .

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14.2 In no event shall the following trigger an occurrence under Section 14:

14.2.1 Tully’s is acquired but the Tully’s brand continues to operate in a manner generally consistent with the operation, pre-acquisition, and, within eighteen months of closing on such transaction, the buyer has not made an announcement that it intends to close or change the brand identity of the company-operated stores which comprised 50% or more of the number of Tully’s company-operated outlets in the U.S.

SECTION 15. PURCHASE UPON BANKRUPTCY.

15.1 Upon the Bankruptcy of any Partner (the “Withdrawing Partner”), the Partnership shall neither be terminated nor wound-up, but, instead, the business of the Partnership shall be continued as if such Bankruptcy had not occurred. Upon any such event, the estate, legal representative, guardian or other successor to the Partner’s interests will have all rights to receive distributions which otherwise would be made to the Partner, and will succeed to all obligations of such Partner under the terms of this Agreement; provided however, that the remaining Partner shall have the option but not the obligation to purchase the Withdrawing Partner’s Partnership Interest in the Partnership at any time within seventy-five (75) days of the date of such Bankruptcy (the “Withdrawal Date”). The remaining Partner shall, by written notice addressed to the Withdrawing Partner or to the legal representative of a Withdrawing Partner, fix a closing date for such purchase which shall be not less than seventy-five (75) days after the Withdrawal Date. The Withdrawing Partner’s Interest shall be purchased by the remaining Partner on such closing date at a price (the “Withdrawing Purchase Price”) which shall be the Final Appraised Value (as defined in Section 18.1 of this Agreement.).

15.2 The aggregate dollar amount of the Withdrawing Purchase Price shall be payable in cash on the closing date, unless the acquiring Partner shall elect prior to or on the closing date to purchase the Withdrawing Partner’s Interest in installments as provided in Section 18 of this Agreement.

SECTION 16. CERTAIN FURTHER EVENTS GIVING RIGHTS TO PURCHASE OPTION.

16.1	In the event that any Partner (the “Defaulting Partner”):

16.1.1 Shall have filed against him any tax lien respecting all or substantially all of his property and such tax lien shall not be discharged, removed or bonded within sixty (60) days of the date on which it was filed; or

16.1.2 Shall subject his Partnership Interest or any part thereof or interest therein to a charging order entered by any court of competent jurisdiction; or

16.1.3 Shall die or be adjudicated incompetent, for Partners who are natural persons, or dissolve or wind up, for Partners who are not natural persons;

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then, immediately upon the occurrence of either of said events (the “Occurrence Date”), the non-Defaulting Partner shall have the right and option, exercisable by written notice to the Defaulting Partner, within thirty (30) days of the Occurrence Date, to purchase from the Defaulting Partner, who shall sell to the non-Defaulting Partner, all of the Partnership Interest (the “Defaulting Partner’s Interest) owned by the Defaulting Partner in the Partnership on the Occurrence Date. The non-Defaulting Partner shall, by written notice delivered to the Defaulting Partner or his successors, fix a closing date for such purchase which shall be not less than forty (40) days after the Occurrence Date, but in no event longer than seventy-five (75) days after the Occurrence Date. The Defaulting Partner’s Interest shall be purchased by the non-Defaulting Partner on such closing date at a price (the “Defaulting Partner’s Purchase Price”) which shall be the Final Appraised Value (as defined in Section 18.1 of this Agreement).

16.2 The aggregate dollar amount of the Defaulting Partner’s Purchase Price shall be payable in cash on the closing date, unless the non-Defaulting Partner shall elect prior to or on the closing date to purchase the Defaulting Partner’s Interest in installments as provided in Section 18 of this Agreement.

16.3 The Partners may mutually agree, in writing, to make the default under any other agreements of the individual Partners or Partnership trigger a purchase option pursuant to this agreement. Should such a secondary agreement occur, the party in default in the secondary agreement shall be the Defaulting Party under this provision. The procedure shall be the same as is set forth in Section 16.1.

16.4 If an event pursuant to Sections 14, 15, or 16 occurs, the Partnership shall have the right to terminate all existing management agreements subject to the terms and conditions thereof.

SECTION 17. CERTAIN TAX ASPECTS INCIDENT TO TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

It is the intention of the parties that the Transfer Purchase Price, the Decedent Purchase Price, the Withdrawing Purchase Price and the Defaulting Partner’s Purchase Price shall constitute and be considered as made in exchange for the interest of the retired Partner in partnership property, including good will, within the meaning of Section 736(b) of the Code, as amended.

SECTION 18. THE APPRAISED VALUE.

18.1 Certain sections of this Agreement provide the right for a Partner to initiate a “Negotiated Buy-Sell transaction.” For purposes of this Agreement, that shall mean a negotiation initiated by a Partner with the other Partner(s) to sell all of its interest in the Partnership to those Partners(s) or to buy all of the interest in the Partnership of all other Partners(s), as follows:

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18.1.1 The parties, being the buyer and seller, shall each, at their own expense, hire an appraiser. The hired appraisers shall then hire an additional appraiser upon their independent agreement. The cost for the independent, third appraiser, shall be divided evenly between the parties. The three appraisers shall each independently appraise the Partnership and arrive at their estimated appraisal value for the sale. The three shall then confer and reach an agreed appraisal value as a committee (the “Final Appraised Value”). This Final Appraised Value shall be binding upon the parties so long as:

18.1.1.1 The three appraisals do not vary greater than 25% from the mean of the three appraisals;

18.1.1.2 The final appraised value is no greater than 10% above the highest appraised value, nor lesser than 10% below the lowest appraised value;

18.1.1.3 The appraisal process was performed in good faith by all appraisers.

In the event that the terms of this section are not satisfied, then the parties must have the interest re-appraised, or the parties may seek a remedy through a court of law. In the event that there are more than one buyer and/or seller involved in the transaction, absent an agreement among the parties, each party must hire their own appraiser.

18.1.2 In a Negotiated Buy-Sell, the terms of payment shall be as follows, unless otherwise agreed to by the buying and selling Partners:

18.1.2.1 The lesser of the amount which is twenty-five percent of the purchase price or $1,000,000.00, shall be paid in cash, bank cashier’s check, or certified funds at the closing;

18.1.2.2 The balance of the purchase price by the buying Partner executing and delivering its promissory note for the balance, with interest at the prime interest rate stated by primary banking institution utilized by the Partnership. Interest will be payable monthly, with the principal sum being due and payable in three equal annual installments. The promissory note will be secured by the ownership interest being purchased by the Partner and will contain provisions that the principal sum may be paid in whole or in part at any time, without penalty.

SECTION 19. DEATH, INCOMPETENCE OR BANKRUPTCY OF KOUTA MATSUDA.

The Bankruptcy, death or adjudicated incompetence of Kouta Matsuda while AFCM is the Limited Partner shall give rise to a default option. The General Partner may, at its

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discretion, treat the Bankruptcy, death or adjudicated incompetence of Kouta Matsuda as a default for AFCM under 16.1.3 if the General Partner feels the loss of AFCM will affect the performance, viability, stability, or any other operating factor of AFCM or if the General Partner feels the death will have any impact on the Partnership.

SECTION 20. DELIVERY OF EVIDENCE OF INTEREST

On the closing date, upon payment of the Final Appraised Value for the purchase of the Interest hereunder or, if payment is to be made in installments pursuant to the provisions of Section 18 hereof, upon the first payment, the Offering Partner, the Withdrawing Partner, the personal representative of the Withdrawing Partner (in the event of the bankruptcy of the Withdrawing Partner) or the Defaulting Partner, as the case may be, shall execute, acknowledge, seal and deliver to the purchasing person such instrument or instruments of transfer to evidence the purchase of the Interest (the “Instrument of Transfer”) that shall be reasonably requested by counsel to the purchasing person in form and substance; reasonably satisfactory to such counsel. If a tender of the Final Appraised Value, or the tender of the first payment thereof, shall be refused, or if the Instrument of Transfer shall not be delivered contemporaneously with the tender of the Final Appraised Value or of the first payment thereof, as aforesaid, then the purchasing person shall be appointed, and the same is hereby irrevocably constituted and appointed the attorney-in-fact with full power and authority to execute, acknowledge, seal and deliver the Instrument of Transfer.

SECTION 21. INDEMNIFICATION.

21.1 General Indemnification. The Partnership shall indemnify any person who was or is a party defendant or is threatened to be made a party defendant, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Partnership) by reason of the fact that he is or was a Partner of the Partnership, Managing Director, employee or agent of the Partnership, or is or was serving at the request of the Partnership, against expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Partnership, and with respect to any criminal action proceeding, has no reasonable cause to believe his/her conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of “no lo Contendere” or its equivalent, shall not in itself create a presumption that the person did or did not act in good faith and in a manner which he reasonably believed to be in the best interest of the Partnership, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was lawful.

21.2 Special Indemnification. The general indemnification set forth in Section 21.1 shall be separate from and subordinated in priority to the Indemnification Agreement among Tully’s, Limited Partner and AFCM regarding any action brought by UCC Ueshima Coffee Corporation, Ltd. (“UCC”) with regard to the past agreement between Tully’s and UCC (the “AFCM Indemnification Agreement”).

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SECTION 22. NOTICES.

22.1 Any and all notices, offers, acceptances, requests, certifications and consents provided for in this Agreement shall be in writing and shall be given and be deemed to have been given when personally delivered against a signed receipt or mailed by registered or certified mail, return receipt requested, to the last address which the addressee has given to the Partnership. The address of each partner is set in Section 22.2 of this agreement, and each partner agrees to notify the Partnership of any change of address. The address of the Partnership shall be its principal office.

22.2 The Partner notice addresses are as follows:

General Partner

Tully’s Coffee Asia Pacific, Inc.

3100 Airport Way South

Seattle, WA 98134 U.S.A.

Attn: President

Facsimile No. (206) 233-2075

With Copies To:

The Vernon Law Group, PLLC

Attn: John Vernon, Esq.

4242 Renaissance Tower

1201 Elm Street

Dallas, TX 75270

Limited Partner

Asia Food Culture Management Pte Ltd

______________________________

______________________________

______________________________

With Copies To:

venture counsel law international, pllc

Attn: Christopher Evans, Esq.

601 108th Avenue NE, Suite 1900

Bellevue, WA 98004

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SECTION 23. GOVERNING LAW.

It is the intent of the parties hereto that all questions with respect to the construction of this Agreement and the rights, duties, obligations and liabilities of the parties shall be determined in accordance with the applicable provisions of the laws of the State of Washington.

SECTION 24. MISCELLANEOUS PROVISIONS.

24.1 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, all parties hereto, their personal and legal representatives, guardians, successors, and their assigns to the extent, but only to the extent, that assignment is provided for in accordance with, and permitted by, the provisions of this Agreement.

24.2 No Limitation. Except as expressly provided in this Agreement, nothing herein contained shall be construed to limit in any manner the Partners, or their respective agents, servants, and employees, in carrying on their own respective businesses or activities.

24.3 Necessary Actions. The Partners agree that they and each of them will take whatever action or actions as are deemed by counsel to the Partnership to be reasonably necessary or desirable from time to time to effectuate the provisions of intent of this Agreement, and to that end, the Partners agree that they will execute, acknowledge, seal and deliver any further instruments or documents which may be necessary to give force and effect to this Agreement or any of the provisions hereof, or to carry out the intent of this Agreement, or any of the provisions hereof.

24.4 Meanings. Throughout this Agreement, where such meanings would be appropriate: (a) the masculine gender shall be deemed to include the feminine and the neuter and vice-versa, and (b) the singular shall be deemed to include the plural, and vice-versa.

24.5 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the Partners with respect to the subject matter of this Agreement. No agreements, understandings, restrictions, representations, or warranties exist between or among the Partners other than those in this Agreement or referred to or provided for in this Agreement. No modification or amendment of any provision of this Agreement will be binding on any Partner unless in writing and signed by all the Partners.

24.6. Force of Law. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law. In the event there is any conflict between any provision of this Agreement and any statute, law, ordinance or regulation contrary to which the Partners have no legal right to contract, the later shall prevail, but in such event the provisions of this Agreement thus affected shall be curtailed and limited only to the extent necessary to conform with said requirement of law. In the event that

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any part, article, section, paragraph or clause of this Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the entire Agreement shall not fail on account thereof, and the balance of this Agreement shall continue in full force and effect.

24.7 Amendments. Amendments to this Agreement may be proposed by any Partner. A proposed amendment will be adopted and become effective as an amendment only on the written approval of all of the Partners.

24.8 [Reserved].

24.9 Dispute Resolution.

24.9.1 Meet and Discuss Requirement. Before proceeding under Sections 24.9.2, the party who intends to initiate action must make a good faith effort to meet and discuss the dispute with the other party. The meeting must take place at least ten (10) business days before any action is filed. The meeting shall take place at either the office of the party not intending to initiate action or at a mutually agreeable location. The travel expenses for the meeting shall be incurred by the party intending to initiate action. In the event that both parties are intending to initiate action, each party shall pay their own travel expenses and the meeting shall be at a mutually agreeable location.

24.9.2 Unresolved Disputes. Any dispute under this agreement not resolved by Section 24.9.1 shall be settled within the court system in the United States of America in any court with jurisdiction over the agreement and/or the parties, pursuant to the laws of the United States at the time of the conflict. In no event shall a conflict under this agreement be settled in any jurisdiction other than the United States, nor shall disputes be submitted to mediation, arbitration, or any other alternative dispute resolution procedure unless:

(1) The Members unanimously agree to submit the issue to mediation, arbitration, or any other alternative dispute resolution procedure; or

(2) A court orders mediation, arbitration, or another alternative dispute resolution procedure.

24.9.3 Attorney Fees. In the event of any suit or action to enforce or interpret any provision of this Agreement (or that is based on this Agreement), the prevailing party is entitled to recover, in addition to other costs, reasonable attorney fees in connection with the suit, action, or arbitration, and in any appeals. The determination of who is the prevailing party and the amount of reasonable attorney fees to be paid to the prevailing party will be decided by the court or courts, including any appellate courts, in which the matter is tried, heard, or decided.

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24.10 Captions. The captions/headings used in this Agreement are for the convenience of the parties only and will not be interpreted to enlarge, contract, or alter the terms and provisions of this Agreement. The captions/headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Agreement, or the intent of any provisions thereof.

24.11 Severability. If any term or provision of this Agreement is held to be void or unenforceable, that term or provision will be severed from this Agreement, the balance of the Agreement will survive, and the balance of this Agreement will be reasonably construed to carry out the intent of the parties as evidenced by the terms of this Agreement.

24.12 Further Effect. The parties agree to execute other documents reasonably necessary to further effect and evidence the terms of this Agreement, as long as the terms and provisions of the other documents are fully consistent with the terms of this Agreement.

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IN WITNESS WHEREOF, the parties hereunto set their hands and seals and acknowledged this Agreement as of the date first above written.

Tully’s Coffee Asia Pacific, Inc.	GENERAL PARTNER

By:

Title:

Date:

Asia Food Culture Management Pte Ltd		LIMITED PARTNER

By:	Kouta Matsuda

Title:

Date:

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EXHIBIT A

LIST OF COUNTRIES

American Samoa

Australia

Bangladesh

Bhutan

Brunei

China

Cook Islands

Guam

Hong Kong

India

Indonesia

Laos

Macao

Malaysia

Mongolia

Myanmar (Formerly Known as Burma)

Nepal

New Zealand

North Korea

Pakistan

Palau

Philippines

Saipan

Singapore

Solomon Islands

South Korea

Sri Lanka (Formerly Known as Ceylon)

Taiwan

Thailand

Vietnam

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EXHIBIT B

PROMISSORY NOTE